                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 1, 1998 by and between VALUE CITY DEPARTMENT STORES, INC., an Ohio corporation ("Buyer"), and VALLEY FAIR CORPORATION, a Delaware corporation ("Seller").

         A. Seller operates, through licensed departments, two discount stores in New Jersey under the name Valley Fair which sell a variety of apparel, shoes, and other goods and products (the "Business").

         B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets owned by Seller and used in the Business on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter contained, the parties hereto agree as follows:


                                    ARTICLE I
                             ASSETS TO BE PURCHASED

         Section 1.1. Sale and Purchase of Assets. On the terms and subject to the conditions herein expressed, Seller agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller all of Seller's right, title and interest in and to all of the following assets used in the Business (the "Purchased Assets"):

                  (a) all assets of the Business pertaining to the store operations of Seller at its two locations: (1) Store #15 in Irvington, New Jersey; and (2) Store #31 in Little Ferry, New Jersey (collectively, the "Stores"), including all licensed departments, store fixtures, and other assets inherent to operating the Stores (collectively, the "Store Operations"); and

                  (b) all assets included in the balance sheet dated as of March 28, 1998 (the "March Balance Sheet"), a copy of which is attached hereto as
Schedule 1.1 and incorporated herein by reference and all additions to such assets from March 28, 1998 through the Effective Time, including, without limitation, Seller's right, title, and interest in the Lease, dated September 13, 1963, between Seller, as lessee and Tamburelli Properties, Inc., as lessor (which lease together with all amendments and modifications is hereinafter called the "Little Ferry Lease") and all license agreements pertaining to the Store Operations and from which Seller derives its revenues relating to the Business (the "License Agreements"), a list of the License Agreements is attached hereto as Schedule 1.1(b) and incorporated herein by reference.

         Section 1.2. Retained Assets. The Purchased Assets shall not include any right, title or interest of Seller in, to or under any of the following: tax returns, corporate minutes, seals and capital stock books of account of Seller; provided, however, that all of the foregoing shall be made available to Buyer for review.

         Section 1.3. Assumption of Liabilities. Subject to the terms and provisions of this Agreement, and except as otherwise provided by Section 1.4, Buyer shall agree to pay, satisfy and discharge in accordance with their terms those obligations of Seller specifically identified in the March Balance Sheet, together with any additional liabilities of the type identified in the March Balance Sheet incurred by Seller in the ordinary course of business, consistent with past practices, prior to the Effective Time (collectively, the "Assumed Liabilities"), subject to the occurrence of the Closing and to any defenses or offsets asserted in good faith against the obligee to whom such liabilities, payments, and obligations are owed.

         Section 1.4. No Other Liabilities. With the exception of the Assumed Liabilities, notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Purchased Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise (collectively referred to as "Obligations") of Seller, and all Obligations of Seller shall remain the sole responsibility of Seller. Without limiting the generality of the foregoing, Buyer shall not in any manner assume or be liable or responsible for any of the following Obligations of Seller to the extent they are not included in the Assumed Liabilities:

                  (i) Affiliates. Any Obligation to any current or former shareholder, partner, director or controlling Person (as defined below) of Seller, any Obligation to any other Person affiliated with Seller, its affiliates or predecessors, or any Obligation for intercompany payables or any guarantees of indebtedness of Seller or any of its affiliates or predecessors. For purposes of this Agreement, "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

                  (ii) Taxes. Any Obligation for any Tax (as defined below), including but not limited to, (a) any Tax payable by Seller with respect to its business operations, including without limitation, the Store Operations; (b) any Tax payable by Seller with respect to the ownership, possession, purchase, lease, sale, disposition or use of any assets at any time, including without limitation, the Purchased Assets; (c) any Tax resulting from the sale of the Purchased Assets to Buyer or otherwise resulting from the transactions contemplated by this Agreement; or (d) any Obligation for any Tax of any Person under Treasury Regulation Section 1.1502.6 (or any similar comparable provision of subsequent law), as a transferee or successor, by agreement or otherwise.

                  (iii) Post-Closing. Any Obligation that is incurred or arises after the Effective Time, or that relates to any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature or other event that occurs or circumstances that exist after the Effective Time.

                  (iv) Transaction Related. Except as otherwise expressly provided herein, any Obligation that was or is incurred in connection with the negotiation, execution or performance of this Agreement and any other agreements entered into between Buyer and Seller, or among Buyer, Seller and other parties, in connection with the transactions contemplated by this Agreement.

                  (v) Defaults. Any Obligation, the incurrence or existence of which constitutes or will constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement, including, but not limited to, any Obligation, whether or not known to Seller, that has not been disclosed to Buyer in writing in this Agreement or on any schedules and exhibits hereto.

                  (vi) Employees. Any Obligation to those employees of Seller listed in Schedule 1.4(vi), including, but not limited to, under Seller's payroll savings, profit sharing and/or other retirement plans, insurance policies that constitute group medical, dental, hospitalization, health, disability and related Employee Benefit Plans (as defined in Section 4.11) of Seller, and for severance pay and other termination benefits, for those employees of Seller so listed.

                  (vii) Infringement. Any Obligation arising in connection with or related to Seller's infringement or alleged infringement of any Intangibles of any Person. For purposes of this Agreement, "Intangibles" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right or other intangible asset of any nature, whether in use, under development or design, or inactive.

                  (viii) Environmental. Any Obligation for violation of any Environmental Laws (as defined in Section 4.13) or regulations, and incurred or arising prior to the Effective Time.

                  (ix) Real Estate. Any Obligation pertaining to any of Seller's Owned Real Property or Leased Real Property (as such terms are defined in
Section 4.10).

                  (x) Banks. Any Obligation or any other liabilities with respect to bank accounts, including overdrafts, and any Obligation or any other liabilities to any banks or other financial institutions, including indebtedness under any lines of credit, term notes or other evidences of indebtedness.


                                   ARTICLE II
                                 PURCHASE PRICE

         Section 2.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be Eight Million Dollars ($8,000,000) in cash.

         Section 2.2. Payment. The Purchase Price shall be paid by a wire transfer from Buyer to Seller in the amount of $8,000,000 at the Closing, with interest on such amount from the Effective Time through the date of payment at the rate of eight and one-half percent (8.5%) per annum.

         Section 2.3. Allocation of Purchase Price. The Purchase Price shall be allocated to the Purchased Assets in a manner mutually agreed to by Buyer and Seller.


                                   ARTICLE III
                                   THE CLOSING

         Section 3.1. The Closing. This transaction shall be closed (the "Closing") at 10:00 a.m., local time, on May 8, 1998 (the "Closing Date") at the offices of Porter, Wright, Morris & Arthur, Columbus, Ohio or at such other time and place as the parties may agree upon in writing, and shall be effective as of 12:01 a.m., Eastern Standard Time, on the May 3, 1998 (the "Effective Time").

         Section 3.2. Buyer's Obligations at the Closing. At the Closing, Buyer shall deliver to Seller:

                  (a) The payment of the Purchase Price as provided in Section 2.2; and

                  (b) A certificate of the Chief Executive Officer of Buyer in form reasonably satisfactory to Seller stating that the representations and warranties of Buyer set forth in Article V are true and correct as of the Closing Date.

         Section 3.3. Seller's Obligations at the Closing. At the Closing, Seller shall deliver to Buyer:

                  (a) Good and sufficient conveyance documents in form satisfactory to Buyer vesting title to the Purchased Assets in Buyer, free and clear of all liens, charges, encumbrances, conditions, easements, reservations and restrictions whatsoever;

                  (b) An executed copy of the Assignment of Lease for the Little Ferry store, in substantially the form attached hereto as
                  Schedule 3.3(b) (the "Little Ferry Assignment"); and

                  (c) An executed copy of the Lease for the Irvington store, in substantially the form attached hereto as Schedule 3.3(c) (the "Irvington Lease"); and

                  (d) A certificate of the Chief Executive Officer of Seller in form satisfactory to Buyer stating that the representations and warranties of Seller set forth in Article IV are true and correct as of the Closing Date.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer that, except as set forth on the Disclosure Schedule delivered by Seller to Buyer in connection with this Agreement (the "Disclosure Schedule"), but, with respect to any specific representation and warranty, only to the extent that it would be reasonably apparent that a reference on the Disclosure Schedule relates to such representation and warranty:

         Section 4.1. Organization and Qualification; No Subsidiaries. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approval could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Seller has no subsidiaries. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. When used in connection with Seller or the Business, the term "Material Adverse Effect" means any change or effect that, either individually or in the aggregate with all other changes or effects, is materially adverse to the assets, business, condition (financial or otherwise), prospects or results of operations of the Business taken as a whole.

         Section 4.2. Title to Assets. Seller has, and pursuant to this Agreement will convey, sell, transfer and assign to Buyer, good and marketable title to the Purchased Assets, free and clear of liens, encumbrances, encroachments, defects of title, easements, licenses, covenants, leases, claims of third parties, security interests, mortgages, deeds of trust, pledges, agreements and rights of others. The tangible Purchased Assets are in good operating condition, order and repair, subject to ordinary wear and tear, and are suitable for the purposes for which they were designed to be used.

         Section 4.3. Contracts. Schedule 1.1(b) is an accurate and complete list of all of the Licenses, and the Licenses together with the Little Ferry Lease and the Irvington Lease constitute all material contracts relating to the Store Operations (collectively, the "Specified Contracts"). Seller is not in default under the Specified Contracts nor would be in default thereunder with the passage of time, the giving of notice or both. None of the other parties to any Specified Contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both. Seller has not given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. To the knowledge of Seller, the Specified Contracts are all the Contracts necessary and sufficient to operate the Store Operations as currently operated by Seller.

There are no currently outstanding proposals or offers submitted by Seller to any customer, prospect, supplier or other Person with respect to the Store Operations which, if accepted, would result in a legally binding Contract of Seller involving an amount or commitment exceeding $25,000 in any single case.

         Section 4.4. Authority Relative to this Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. The Board of Directors and the shareholders of Seller have unanimously approved this Agreement and the transactions contemplated hereby.

         Section 4.5. No Conflict; Required Filings and Consents.

                  (a) Assuming the requisite shareholder approval is received, the execution, delivery and performance of this Agreement by the Seller does not and will not: (i) conflict with or violate the certificate of incorporation or bylaws of Seller; (ii) assuming that all consents, approvals and authorizations contemplated by clause (i) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or by which its properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or its properties are bound or affected, except (A) in the case of clauses (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) in the case of clause (iii), other than as set forth in Section 4.5 of the Disclosure Schedule.

                  (b) The execution, delivery and performance of this Agreement by Seller and the consummation of the asset purchase pursuant hereto (the "Asset Purchase") do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority, official or agency, domestic or foreign (a "Governmental Entity"), except for (i) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain could not reasonably be expected to (x) prevent or materially delay consummation of the Asset Purchase or (y) have a Material Adverse Effect.

         Section 4.6. Compliance. Seller is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Seller or by which its properties are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or its properties are bound or affected, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 4.7. Financial Statements. Seller has heretofore delivered to Buyer the unaudited financial statements of Seller relating to the Store Operations and the Purchased Assets and Assumed Liabilities (the "Financial Statements"). The Financial Statements have been, and will be as of the Closing Date, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and will fairly present as of the Closing Date, an accurate accounting of all assets and liabilities used in or for the Store Operations at the times and for the periods indicated. Since March 28, 1998, except as contemplated by this Agreement, Seller has conducted its businesses only in the ordinary course and, since such date, there has not been (i) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) any material adverse changes to Seller's financial condition or the Store Operations, or (ii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement.

         Section 4.8. Insurance. To the best knowledge of Seller, the Store Operations and the Purchased Assets are insured in amounts and against risks usually insured against by persons operating similar businesses. All such policies pursuant to which coverage exists are in full force and effect and have been issued under valid policies for the benefit of Seller by insurance carriers licensed to do business in New Jersey. To the best knowledge of Seller, all insurance policies owned or maintained by Seller in connection with or for the benefit of the Store Operations are adequate for the Store Operations. Seller has not received notice of cancellation with respect to any such current insurance policy.

         Section 4.9. Absence of Litigation. Except as disclosed in Section 4.9 of the Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the best knowledge of Seller, threatened against Seller, or any properties or rights of Seller, before any Governmental Entity, that (i) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) seek to delay or prevent the consummation of the transactions contemplated hereby. As of the date hereof, neither Seller nor any of its properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect or could prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, no officer or director of Seller is a defendant in any litigation commenced by shareholders of Seller with respect to the performance of his or her duties as an officer and/or director of Seller under any federal or state law (including litigation under federal and state securities laws).

         Section 4.10. Properties. The Irvington Lease sets forth a complete and accurate list and description of all real property and interests in real property owned in fee by Seller relating to the Store Operations (the "Owned Real Property"). The Little Ferry Assignment sets forth a complete and accurate list and description of all real property leased, subleased or otherwise occupied by Seller relating to the Store Operations (the "Leased Real Property"), such description including, for each Leased Real Property, an identification of the lease or sublease agreement therefor and any and all amendments, modifications, side letters (collectively, the "Leases"), default notices and material estoppel letters related thereto (true and complete copies of which have previously been delivered by Seller to Buyer), the names of the lessor and lessee (or sublessor or sublessee) thereunder, the title and date thereof, the address and approximate size of the premises leased thereunder, the rental and term thereunder, including any extension options, and the use of such premises. The Owned Real Property and the Leased Real Property shall be hereinafter collectively referred to as the "Real Property."


         Section 4.11. Employee Benefit Plans. Except as has been disclosed to Buyer, Seller does not sponsor, maintain or contribute to, or have any ongoing Obligations with respect to, any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including without limitation multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which any employee or former employee of Seller has, or could reasonably be expected to have, any present or future right to benefits or under which Seller or any subsidiary of Seller has, or could reasonably be expected to have, any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Seller Plans." No Seller Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or is an "employee pension plan" within the meaning of
Section 3(2) of ERISA subject to Title IV of ERISA.

                  (b) With respect to all Seller Plans: (i) all Seller Plans are in compliance with all applicable laws, including the Internal Revenue Code of 1986, as amended (the "Code") and ERISA, and including all filing and reporting requirements; and (ii) all contributions required to be made to any Seller Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Seller Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements.

         Section 4.12. Environmental Laws. Each of Seller and its former subsidiaries complies and has complied with all Environmental Laws applicable to the Purchased Assets or the Store Operation, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws except where any noncompliance or failure to possess any Environmental Permit has not resulted in, or could not reasonably be expected to result in, individually or in the aggregate, material liability under Environmental Laws; and to the best knowledge of Seller, there are no past or present events, conditions, circumstances, practices, plans or legal requirements that could reasonably be expected to result in material liability to Buyer or the Business under Environmental Laws, or that could reasonably be expected to materially increase the burden of complying with Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for Seller and the operations of Seller's and its subsidiaries' facilities and otherwise to conduct its business under Environmental Laws.

                  "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law, as they exist at the date hereof, relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

         Section 4.13. Labor Matters. Except as set forth in Section 4.13 of the Disclosure Schedule, (i) Seller is not a party to, or bound by, any collective bargaining agreement, contract or other agreement with a labor union or labor organization; (ii) to the knowledge of Seller, Seller is not the subject of any proceeding asserting that it or any of its subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving Seller pending or, to Seller's knowledge, threatened; (iv) to the knowledge of Seller, no material action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against Seller; (v) to the knowledge of Seller, no material grievance is pending or threatened against Seller; and (vi) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and (vii) no labor organization or group of employees of Seller has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

         Section 4.14. Trade Names. Seller owns all material intellectual property used by Seller in the conduct of the Business ("Seller Intellectual Property"), in each case, free and clear of any liens, encumbrances or security interests, other than such encumbrances, restrictions and limitations imposed under license agreements which do not materially and adversely affect the Seller's use thereof. To the best knowledge of Seller, the use of Seller Intellectual Property by Seller does not infringe on the rights of any person, except for such infringement which, individually or in the aggregate with other infringements, could not reasonably be expected to have a Material Adverse Effect. Seller is transferring to Buyer as a part of the Purchased Assets, all of Seller's right, title and interest in the name "Valley Fair," as to which the Seller does not have any federal or state trademark or service mark registrations, and provided, however, Seller shall retain the right to use the name after the Closing for only corporate purposes on a royalty free basis.

         Section 4.15. Affiliated-Party Transactions. Set forth in Section 4.15 of the Disclosure Schedule is an accurate and complete listing, as of the date hereof, of all contracts, leases, agreements or understandings, whether written or oral, between Seller on the one hand, and any affiliate or associate of Seller, on the other hand ("Affiliate Transactions"), that (a) require Seller to make annual expenditures in excess of $50,000, (b) require Seller to make total expenditures in excess of $100,000, or (c) are otherwise material to Seller.
Section 4.15 of the Disclosure Schedule contains a complete and accurate summary of the material terms of the Affiliate Transactions listed therein and identifies those Affiliate Transactions that will and will not survive the Closing. The terms of such Affiliate Transactions that will survive the Closing reflect terms no less favorable to Seller than terms which could have been obtained in arms-length transactions between unaffiliated parties.

         Section 4.16. Disclosure. None of the representations, warranties or covenants contained in this Agreement, nor in any schedule or exhibit hereto made by Seller, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer warrants and represents to and covenants with Seller and its successors and assigns as follows:

         Section 5.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approval could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), prospects or results of operations of Buyer and its subsidiaries taken as a whole.

         Section 5.2. Validity and Execution. Buyer has full legal right, capacity and power and all requisite authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder, subject to approval of the transactions contemplated pursuant to this Agreement and each of the other agreements required to be entered into pursuant hereto by Buyer by the board of directors of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms.

         Section 5.3. No Conflict; Required Filings and Consents.

                  (a) The execution, delivery and performance of this Agreement by Buyer does not and will not: (i) conflict with or violate the articles of incorporation or code of regulations of the Buyer or the equivalent organizational documents of any of its subsidiaries; (ii) assuming that all consents, approvals and authorizations contemplated by clause (i) of subsection
(b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any of its subsidiaries or by which its or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries or its or any of their respective properties are bound or affected; except for any such conflicts, violations, breaches, defaults, liens or other occurrences which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations hereunder.

                  (b) The execution, delivery and performance of this Agreement by Buyer and the consummation of the Asset Purchase pursuant hereto do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority, official or agency, domestic or foreign (a "Governmental Entity"), except for
(i) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain could not reasonably be expected to (x) prevent or materially delay consummation of the Asset Purchase or (y) have a material adverse effect on the Buyer's ability to perform its obligations hereunder.

         Section 5.4. Compliance. Neither Buyer nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Buyer or any of its subsidiaries or by which its or any of their respective properties are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations hereunder.

         Section 5.5. Disclosure. None of the representations, warranties or covenants contained in this Agreement, nor in any schedule or exhibit hereto made by Buyer, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
             CERTAIN OBLIGATIONS OF SELLER PENDING THE CLOSING DATE

         Section 6.1. Investigation. During the period from the date of this Agreement to the Closing Date (the "Due Diligence Period"), (a) Seller shall permit Buyer and its authorized representatives to have full access to Seller's facilities during normal business hours, to observe the Store Operations, to meet with Seller's officers and employees engaged in the Store Operations, to contact Seller's major clients/customers, to audit, examine and copy all files, books and records, and other documents and papers relating to the Store Operations, and to perform such other due diligence procedures as it deems reasonably necessary or appropriate, and (b) Seller shall provide to Buyer and its authorized representatives all information concerning Seller and the Store Operations and the Purchased Assets, and all information concerning the financial condition of Seller and the Store Operations, that is reasonably requested by Buyer.

         Section 6.2. Conduct of the Business. Between the date of this Agreement and the Closing Date, except with the prior written consent of Buyer, Seller shall (i) conduct the Store Operations in a diligent manner consistent with past practices and in the ordinary course, (ii) not make any change in its business practices, (iii) not transfer assets or incur liabilities other than in the ordinary course, and (iv) use its best efforts to preserve the business organization of the Store Operations intact, keeping available, the services of its current officers, employees, salesmen, agents and representatives engaged in the Store Operations, and maintaining the good will of its customers, suppliers and other Persons having business relations with the Store Operations. Seller shall respond to inquiries of Buyer as to the management of the Store Operations and affairs.

         Section 6.3. Acquisition Proposals. Between the date of this Agreement and the Closing Date, neither Seller nor any of its respective officers, employees, representatives or agents, or its respective affiliates, shall, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than Buyer and its respective officers, employees, representatives and agents) concerning any sale of the Store Operations or the Purchased Assets, any sale of stock or other securities of Seller, or any merger, consolidation or similar transaction involving Seller, the Store Operations, or the Purchased Assets. Seller shall immediately advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal received by Seller.

         Section 6.4. Advice of Changes. Between the date of this Agreement and the Closing Date, Seller shall promptly advise Buyer, in writing, of any fact of which any of them obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement.

         Section 6.5. Best Efforts. Seller and Buyer shall use their best efforts to consummate the transactions contemplated by this Agreement as of the earliest practicable date. Seller and Buyer shall not take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.


                                   ARTICLE VII
                              CONDITIONS TO CLOSING

         Section 7.1. Conditions to Seller's Obligations. The obligations of Seller to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of Buyer contained in this Agreement shall be true and complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

                  (b) Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; and

                  (c) Buyer shall have delivered all certifications and other documents required of it pursuant to this Agreement.

         Section 7.2. Conditions to Buyer's Obligations. The obligations of Buyer to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of Seller contained in this Agreement shall be true and complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

                  (b) Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

                  (c) Seller shall have delivered all certifications and other documents required of it pursuant to this Agreement;

                  (d) Buyer shall have completed its due diligence review of the Business to its satisfaction during the Due Diligence Period as provided in Section 6.1 confirming that there has been no material adverse change in the financial condition of the Business or its results of operations from those reflected in the Financial Statements;

                  (e) The board of directors of Buyer shall have approved this transaction after receipt by the special committee of such board of the opinion of an investment banking firm retained by it, that the transactions contemplated by this Agreement are fair, from a financial point of view, to the shareholders of Buyer other than Schottenstein Stores Corporation;

                  (f) The Buyer shall have received the proceeds of financing, on terms and conditions satisfactory to Buyer, to enable Buyer to fund its obligations hereunder; and

                  (g) There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood, in the opinion of counsel to Buyer, of success) (i) challenging or seeking to restrain or prohibit the consummation of the Asset Purchase or any of the other transactions contemplated by this Agreement or seeking to obtain from Buyer or any of its affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Buyer or any of its subsidiaries of any material portion of the Business or assets of the Business, or (iii) seeking to impose limitations on the ability of Buyer or any designee of Buyer pursuant to this Agreement to acquire or hold, or exercise full rights of ownership of, any of the Purchased Assets.

         Section 7.3. Conditions to the Obligations of Both Parties. The obligations of Seller and Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing of the following condition:

                  (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Asset Purchase shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.


                                  ARTICLE VIII
                                PERSONNEL MATTERS

         Section 8.1. Employees. Buyer may, but shall not be obligated to, offer employment to any of Seller's current or former employees as new employees of Buyer, but this option shall not be deemed to create any obligation or a contract of continuing employment or of employment for a definite term. Buyer may also, but shall not be obligated to, engage or contract with any agent or representative previously engaged by or contractually related to Seller.

         Section 8.2. Obligations to Employees. Seller shall have satisfied all of its accrued (or accruable) obligations with respect to its employees, agents, and representatives, including without limitation, obligations relating to payroll, commissions, bonuses, payroll taxes benefit plans, hospitalization, COBRA, WARN, vacation and sick pay, and any other fringe benefits with respect to work performed through the Effective Date, whether or not the employees, agents, or representatives have any vested rights therein. Buyer shall have no responsibility whatsoever with respect to any such obligations relating to payroll, payroll taxes, benefit plans, hospitalization, COBRA, WARN, vacation and sick pay, and any other fringe benefits with respect to Seller's employees, whether or not the employees have any vested rights therein. Buyer shall have no responsibility whatsoever with respect to any such obligations, and is not assuming or continuing any of Seller's Employee Benefit Plans, welfare benefit plans or other fringe benefits, or any bargaining agreements which Seller may have with its employees.


                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1 Termination. This Agreement may be terminated and the Asset Purchase contemplated hereby may be abandoned at any time prior to the Effective
Time:

                  (a) By mutual written consent of Buyer and Seller;

                  (b) By Buyer or Seller if any court of competent jurisdiction, arbitrator or other Governmental Entity located or having jurisdiction within the United States or any country or economic region in which either Seller or Buyer, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Asset Purchase or any of the transactions contemplated by this Agreement, or otherwise altering the terms of any of the foregoing in any significant respect, and such order, decree, ruling or other action is or shall have become final and nonappealable; or

                  (c) By Buyer or Seller if the Asset Purchase shall not have been consummated on or before May 22, 1998, provided further that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the party whose action or failure to act has been the cause of or resulted in the failure of the Asset Purchase to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

         Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 9.3 and Section 11.5.

         Section 9.3 Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

         Section 9.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 9.5. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 9.6. Remedies/Specific Performance. Seller recognizes that in the event Seller wrongfully refuse to perform the provisions of this Agreement, monetary damages alone my not be adequate and Buyer shall, therefore, be entitled in such event to obtain specific performance of the terms of this Agreement, in which event Buyer shall also be entitled to recovery of reasonable attorneys' fees and other costs of enforcing its rights hereunder. In any action to enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and Seller further agrees that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.


                                    ARTICLE X
                                 INDEMNIFICATION

         Section 10.1. Seller's Indemnity. Seller hereby indemnifies and holds Buyer harmless from and against, and agrees to promptly defend Buyer from and reimburse Buyer for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses) which Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations or any suit, action or other proceeding brought by any person arising out of, or in any way related thereto, in each case excluding those covenants, agreements, undertakings, liabilities or obligations of Seller which are included in the Assumed Liabilities and which shall be paid by Buyer.

         Section 10.2. Buyer's Indemnity. Buyer hereby indemnifies and holds Seller harmless from and against, and agrees to promptly defend Seller from and reimburse Seller for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses) which Seller may at any time suffer or incur, or become subject to, as a result of or in connection with any failure by Buyer to carry out, perform, satisfy and discharge any of the Assumed Liabilities, or any suit, action or other proceeding brought by any person arising out of, or in any way related thereto.

         Section 10.3 Provisions Regarding Third Party Claims. The indemnified party shall promptly notify the indemnifying party in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under Section 10.1 or Section 10.2 of this Agreement, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party, but if the amount thereafter recovered by such third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall be reimbursed by the indemnifying party for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.


                                   ARTICLE XI
                               GENERAL PROVISIONS

         Section 11.1 Non-Survival of Representations, Warranties and Agreements. Notwithstanding any other provision of this Agreement, the representations and warranties in this Agreement shall terminate at the earlier of either the Closing or the termination of this Agreement pursuant to Section 9.1.

         Section 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                  if to Buyer:
                       Value City Department Stores, Inc.
                              3241 Westerville Road
                              Columbus, Ohio 43224

                 Attention: Martin P. Doolan, President and CEO
                                Fax: 614-478-3563

                                 with copies to:
 Porter, Wright, Morris & Arthur           Buckingham, Doolittle & Burroughs LLP
     41 South High Street                          88 East Broad Street
     Columbus, Ohio 43215                        Columbus, Ohio 43215-3506
Attention: Neil Bulman, Jr., Esq.           Attention: Brent D. Rosenthal, Esq.
       Fax: 614-227-4492                             Fax: 614-221-8590

                    if to Seller:The Valley Fair Corporation
                      c/o Schottenstein Stores Corporation
                                 1800 Moler Road
                              Columbus, Ohio 43207
                       Attention: Thomas R. Ketteler, COO
                                Fax: 614-449-0225
                 with a copy to:Schottenstein Stores Corporation
                                 1800 Moler Road
                              Columbus, Ohio 43207
                 Attention: Irwin A. Bain, Esq., General Counsel
                                Fax: 614-443-0972

         Section 11.3 Certain Definitions. For purposes of this Agreement, the term:

                  (a)"affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b)"associate" of a person means (1) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate of which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries;

                  (c)"beneficial owner" with respect to any shares of Seller Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, wan-ants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Seller Common Stock;

                  (d)"control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e)"generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Seller ended January 31, 1998 were prepared;

                  (f)"person" means an individual, corporation, partnership, association. trust. unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

                  (g)"subsidiary" or "subsidiaries" of the Seller, or any other person means any corporation, partnership, joint venture or other legal entity of which the Seller or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

                  (h)"Significant Subsidiary" has the meaning set forth in Regulation S-X promulgated by the SEC.

         Section 11.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 11.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided, however the confidentiality provisions in paragraph (E) of the letter of intent, dated March 12, 1998, among the parties shall survive the execution of this Agreement and continue in full force and effect. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Buyer, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         Section 11.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 11.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 11.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 11.10. Interpretation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

         Section 11.11. Transition and Cooperation. From and after the Closing Date, (a) Seller shall fully cooperate to transfer to Buyer the control and enjoyment of the Store Operations and the Purchased Assets; (b) Seller shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Store Operations and the Purchased Assets; and (c) Seller shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by Seller or found to be in the possession of Seller which pertain to the Store Operations or the Purchased Assets.

         Section 11.12. Access to Accounting Information. For a period of three
(3) years after the Closing Date, Seller shall permit Buyer and its authorized representatives to have full access to, and use of, Seller's books and records, financial statements, opinions of independent public accountants, and accounting information, work papers, notes and related materials, prepared, reviewed or compiled with respect to, or including, the Store Operations (whether in the possession of Seller or Seller's accountants) for the three years ended January , 1998, and for the period from January 31, 1998 through and including the Effective Time, and any interim periods therein, for review, duplication, analysis and any other legal use, including but not limited to, the preparation of audited financial statements for the Store Operations for any purpose desired by Buyer. Seller shall instruct its accountants to cooperate with and assist Buyer and its authorized representatives to the extent reasonably requested by them.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:                                       BUYER:

THE VALLEY FAIR CORPORATION                   VALUE CITY DEPARTMENT STORES, INC.



By:                                           By:
   ------------------------------                -------------------------------
Its:                                          Its:
   ------------------------------                -------------------------------